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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                   FORM 8-K

                                 CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 March 19, 1999
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)



                                  e-MedSoft.com
              ----------------------------------------------------
              Exact name of Registrant as Specified in its Charter



          Nevada                   33-8420-D              84-1037630
---------------------------    ---------------    ---------------------------
State or Other Jurisdiction    Commission File    IRS Employer Identification
      of Incorporation             Number                    Number



                        20750 Ventura Boulevard, Suite 202
                        Woodland Hills, California  91364
            ----------------------------------------------------------
            Address of Principal Executive Offices, Including Zip Code



                                 (818) 710-9813
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code





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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On March 19, 1999 e-MedSoft.com (the "Company") completed the acquisition of all of the issued and outstanding stock of Palm Technology Holdings Ltd. ("Palm"), a UK based company which owns all of the issued and outstanding stock of UK based Relay Business Systems Ltd.("Relay"). The Company purchased the stock from the eight private shareholders of Palm pursuant to a Share Acquisition Agreement which was originally entered into on July 22, 1998 between the shareholders and Sanga International, Inc. This agreement was subsequently amended three times before the final closing. On January 23, 1999 Sanga International, Inc. assigned all of its rights and obligations under this agreement to the Company.

     Relay is a diversified computer services company, providing consulting services, training, technical support, computer software and computer hardware to a broad range of customers in a number of market sectors, including finance, academia, telecommunications and healthcare. Relay's customers include Coopers & Lybrand, Cambridge University, Panasonic, Sony, GE Capital, Mercedes Benz and British Telecom. Relay's annual revenues for last 12 months months ended February 28, 1999 were approximately $22,000,000.

     Relay is one of the first companies to have created an Authorized JAVA Centre in the United Kingdom and it operates throughout the UK as a partner within both Sun Microsystems' and Oracle Corporation's third party channel of resellers. Relay has also become one of the first resellers to be accepted as a partner on the Sun/Oracle Internet Centric Excellence (ICE) program and Relay is an accredited Sun Internet Associate.

     At the closing the Company paid approximately $2,200,000 in cash. Of this amount $1,500,000 was borrowed from two private investors and the balance was paid from the Company's working capital. Sanga International transferred to the Company its rights to buy Palm on January 23, 1999, in exchange for 3,000,000 shares of the Company's Common Stock. The 3,000,000 shares were contributed by Sanga e-Health, the Company's parent, and thus this payment was non-dilutive to the Company and its shareholders. Prior to assigning the rights to the Company, Sanga had paid approximately $2,400,000 to the shareholders of Palm as the initial installments on the purchase price. John Andrews, the president of the Company is also the president of Sanga.

     The $1,500,000 was borrowed from Trammel Investors LLC ($750,000) and Donald H. Ayers ($750,000) pursuant to a loan agreement which provided that the loans would be evidenced by secured promissory notes due in 60 days and in the following amounts: Trammel - $1,000,000 and Ayers - $750,000. Trammel's note was for $250,000 more than the amount of its loan as payment of a finders fee and as a lost opportunity cost incurred by Trammel regarding another transaction. The Company also agreed to pay an origination fee to each lender in the amount of fifteen percent of the amount of the promissory notes with such fees to be payable in fifteen equal monthly payments with the first payment due April 19, 1999. In connection with this financing the Company issued to each lender five year warrants to purchase 250,000 shares of the Company's common stock at a price equal to the average of the closing bid and asked prices of the Company's common stock during the five trading days before March 19, 1999. In addition, Sanga e-Health LLC, the Company's majority shareholder guaranteed the loans and transferred to each lender one million restricted shares of the Company's common stock as an inducement to make the loans. The Company also entered into a registration rights agreement which provides certain registration rights to the lenders with respect to the two

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million shares and the shares underlying the warrants.  For further details on the registration rights and other terms and conditions of this financing please refer to the documents attached as exhibits to this Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) FINANCIAL INFORMATION OF BUSINESSES ACQUIRED. The financial statements required by Rule 3-05(b) of Regulation S-X for Palm Technology Holdings Ltd. are not yet available, and will be filed by amendment on or before June 2, 1999.

     (b) PRO FORMA FINANCIAL INFORMATION. The pro forma financial information required by Article 11 of Regulation S-X is not yet available, and will be filed by amendment on or before June 2, 1999.

     (c)  EXHIBITS.  The following exhibits are filed herewith:

EXHIBIT
NUMBER     DESCRIPTION                                    LOCATION
-------    -----------                                    --------

 10.1      Loan and Security Agreement dated March      Filed herewith
           March 19, 1999 among the Company, Trammel    electronically
           Investors LLC and Donald H. Ayers

 10.2      Registration Rights Agreement among         Filed herewith
           the Company, Trammel Investors LLC          electronically
           and Donald H. Ayers



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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     e-MedSoft.com



Dated:  March 31, 1999               By:/s/ John F. Andrews
                                        John F. Andrews, President



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